Exhibit 99.1
SOURAV GHOSH Chief Financial Officer (240) 744-5267	TEJAL ENGMAN Investor Relations (240) 744-5116 ir@hosthotels.com

Host Hotels & Resorts Successfully Extends Credit Facility Waiver Period and Increases Financial Flexibility and Optionality

BETHESDA, Md., February 10, 2021 -- Host Hotels & Resorts, Inc. (NASDAQ: HST), the nation's largest lodging real estate investment trust (the “Company”), announced today that it completed a second amendment to the credit agreement governing its $1.5 billion revolving credit facility and two $500 million term loans.

Sourav Ghosh, Executive Vice President, Chief Financial Officer and Treasurer, said, “We obtained new industry-leading amendment terms that provide continued covenant relief while significantly enhancing our flexibility to capitalize on investment opportunities that can create long-term value for our stakeholders. We greatly appreciate the strong, longstanding partnership demonstrated by our banks and their continued recognition of the Company’s superior balance sheet and liquidity position as well as its disciplined capital allocation track record – attributes that we believe will positively differentiate Host through the lodging recovery.”

Key terms of the second amendment to the credit agreement include:

•	Continued waiver of all quarterly-tested financial covenants through the first quarter of 2022, with testing resuming for the second quarter of 2022 (the “first test period”);

•	For the first test period, only the fixed charge coverage ratio covenant is tested with a minimum requirement of 1.0x; all other covenants are waived until the quarter ending September 30, 2022;

•	Modification of leverage covenant to ease compliance for the first five quarters following the first test period, with maximum leverage thresholds by quarter listed below;
•	8.5x for the quarters ending September 30 and December 31 of 2022
•	8.0x for the quarters ending March 31 and June 30 of 2023
•	7.50x for the quarter ending September 30, 2023
•	7.25x thereafter

•

Ability to retain $500 million from asset sales for the purpose of reinvesting in acquisitions unencumbered by debt in addition to the prior ability to reinvest $750 million of net sale proceeds through the like-kind-exchange exchange process;

•	Permission to acquire assets up to $2.0 billion with existing liquidity and the above-mentioned asset sales as long as the Company maintains total minimum liquidity of $600 million; and

•

Ability to fund $450 million in ROI capital expenditures during the extended covenant relief period in addition to any unused amount of the $500 million capacity under the first amendment, as well as to complete capital expenditures incurred in connection with emergency repairs, life safety repairs or ordinary course maintenance repairs.

Notably, the Company did not incur any increases in pricing through this amendment. In addition, the Company also continued to preserve the fully unsecured status of its 80 consolidated assets.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	FEBRUARY 10, 2021

For additional information on the terms of the second amendment to the credit agreement, please refer to the presentation titled “Enhancing Financial Flexibility” located in the investor section of the Company’s website.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 75 properties in the United States and five properties internationally totaling approximately 46,300 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

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